Exhibit 99.1

Tenet Announces Leadership Transition

Saum Sutaria appointed Chief Executive Officer;

Ron Rittenmeyer remains Executive Chairman of Tenet

DALLAS – Aug. 9, 2021 – Tenet Healthcare Corporation (NYSE: THC) today announced the next step in its long-term leadership succession plan. Ron Rittenmeyer, who has served as CEO and Executive Chairman for nearly four years, will continue as Executive Chairman of the Company and the Board through 2022. Saum Sutaria, M.D., President and Chief Operating Officer of Tenet, will become Chief Executive Officer, effective September 1, 2021. He will continue to report to Rittenmeyer.

“When I joined Tenet as Executive Chairman and CEO almost four years ago, I had two major objectives,” said Rittenmeyer. “First, was the transformation of the business in terms of improving quality of care and service to build long-term, financial stability. Second, was to develop and execute a succession plan through the organization, enhancing our leadership at every level and identifying my replacement. During the past several years, Saum and I have worked closely together through extraordinary times including COVID, and at each step, he has continued to demonstrate excellent leadership in framing the right strategic and tactical pathway. Saum is always present for today but thinking about tomorrow, as evidenced by his impeccable track record in helping to deliver consistent and sustainable results. He has long been a leader in healthcare, and he also knows Tenet extremely well after nearly three years in top management roles. I have every confidence Saum will serve all company stakeholders well and with honor in this new capacity. Our partnership at the top of this organization will continue as we transition the work and further advance the transformation that is underway. This approach helps ensure consistency and an appropriate runway for us to finalize the changes we have successfully embedded into the Company.”

“Having a deep internal bench is a cornerstone of thoughtful succession planning and something Ron addressed immediately when stepping into the CEO role in late 2017,” said former Senator Bob Kerrey, Lead Director of the Board. “When Ron became CEO, he dug very deep to transform and drive the Company toward a healthier future. The Tenet of today is an entirely different organization with strong performance and a better business mix that speaks to all the changes in quality, talent and operations brought during the last four years. As part of this, Ron wanted to ensure there was always a bench of leaders who could serve the Company in the long term or even on a moment’s notice. Together with the Board, those efforts centered on recruiting and building leaders like Saum, whose vast knowledge and experience make him the ideal candidate to lead Tenet into its next phase of growth. This change follows a well thought-out and planned transition led by Ron and the Board. It is a testament to the leadership of both Ron and Saum in making this happen.”

Prior to joining Tenet, Sutaria worked for McKinsey & Company for 18 years. At McKinsey, he was a leader in the healthcare and private equity practices, serving clients on strategic, operational and financial issues. He received an M.D. from the University of California, San Diego and completed post graduate training at the University of California at San Francisco, where he previously held an associate clinical faculty position. He received a BS in molecular and cellular biology and a BA in economics, both from the University of California, Berkeley. He joined Tenet in January 2019 as Chief Operating Officer, was promoted to President later that year and appointed to the Board in 2020.

Sutaria commented, “I am honored to serve as CEO and continue our work in building a truly unique and diversified healthcare enterprise. Tenet is a remarkable company with a mission that embraces the many different dimensions of healthcare that we are always striving to improve. The company has a deep commitment to our communities that we serve with integrity, value strong partnerships with our physicians, ensure compliance and deliver the quality that sets us apart from others. I look forward to continuing to work alongside Ron, our leadership teams and our incredible caregivers and staff on the opportunities ahead.”

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 102,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 60 hospitals and more than 460 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

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Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com